                                                                 EXHIBIT 9(d)(5)

                       ADMINISTRATIVE SERVICES AGREEMENT


         ADMINISTRATIVE SERVICES AGREEMENT (the "Agreement"), dated as of the 18th day of October, 1993, by and between A I M ADVISORS, INC., a Delaware corporation (the "Advisor"), and A I M Fund Services, Inc. (the "Administrator) on behalf of the Portfolios and Classes of shares of the Funds set forth in Appendix A to this agreement (the "Portfolios").

                              W I T N E S S E T H:
                              - - - - - - - - - --

         WHEREAS, each of the Funds listed in Appendix A hereto is an open-end investment company registered under the Investment Company Act of 1940, as amended (the "1940 Act"); and

         WHEREAS, each of the Funds, on behalf of the Portfolios, has retained the Advisor to provide investment advisory services pursuant to a Master Investment Advisory Agreement which provides that the Advisor may perform (or arrange for the performance of) accounting, shareholder servicing and other administrative services as well as investment advisory services to the Portfolios, and that the Advisor may receive reasonable compensation or may be reimbursed for its costs in providing such additional services, upon the request of the Board of Directors/Trustees and upon a finding by the Board of Directors/Trustees that the provision of such services is in the best interests of each Portfolio and its shareholders; and

         WHEREAS, the Board of Directors/Trustees has found that the provision of such administrative services is in the best interests of the Portfolios and their shareholders, and has requested that the Administrator perform certain of such services;

         NOW, THEREFORE, the parties hereby agree as follows:

         1. The Administrator hereby agrees to provide the services of staff to respond to shareholder inquiries concerning the status of their accounts; providing assistance to shareholders in exchanges among the mutual funds managed or advised by the Advisor; changing account designations or changing addresses; assisting in the purchase or redemption of the Portfolios' shares; supervising the operations of the custodian(s), transfer agent(s) or dividend agent(s) for the Portfolios; or otherwise providing services to shareholders of the Portfolios.

         2. The services provided hereunder shall at all times be subject to the direction and supervision of the Funds' Boards of Directors/Trustees.

         3. As full compensation for the services performed and the facilities furnished by or at the direction of the Administrator, the Advisor shall reimburse the Administrator for





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expenses incurred by it or its affiliates in accordance with the methodologies established from time to time by the Funds' Boards of Directors/Trustees with respect to the Portfolios. Such amounts shall be paid to the Administrator on a quarterly basis.

         4. The Administrator shall not be liable for any error of judgment or for any loss suffered by the Funds or a Portfolio in connection with any matter to which this Agreement relates, except a loss resulting from the Administrator's willful misfeasance, bad faith or gross negligence in the performance of its duties or from reckless disregard of its obligations and duties under this Agreement.

         5. The Advisor and the Administrator each hereby represent and warrant, but only as to themselves, that each has all requisite authority to enter into, execute, deliver and perform its obligations under this Agreement and that this Agreement is legal, valid and binding, and enforceable in accordance with its terms.

         6. Nothing in this Agreement shall limit or restrict the rights of any director, officer or employee of the Administrator who may also be a trustee, officer or employee of the Funds to engage in any other business or to devote his or her time and attention in part to the management or other aspects of any business, whether of a similar or a dissimilar nature, nor limit or restrict the right of the Administrator to engage in any other business or to render services of any kind to any other corporation, firm, individual or association.

         7. This Agreement shall continue in effect for a period of one (1) year from the date hereof, and shall continue in effect from year to year thereafter; provided that such continuance is specifically approved at least annually:

              (a) (i) by each Fund's Board of Directors/Trustees or (ii) by the vote of a majority of the outstanding voting securities of the applicable Portfolio (as defined in Section 2(a)(42) of the 1940 Act); and

              (b) by the affirmative vote of a majority of each Fund's directors/trustees who are not parties to this Agreement or interested persons of a party to this Agreement, by votes cast in person at a meeting specifically called for such purpose.

         This Agreement shall terminate automatically as to a Portfolio in the event of its assignment (as defined in Section 2(a) (4) of the 1940 Act) or in the event of termination of the Master Investment Advisory Agreement relating to such Portfolio between a Fund and the Advisor.

         8. This Agreement may be amended or modified, but only by a written instrument signed by both the Advisor and the Administrator.





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         9.   Any notice or other communication required to be given pursuant to this Agreement shall be deemed duly given if delivered or mailed by registered mail, postage prepaid, (a) to the Administrator at 11 Greenway Plaza, Suite 1919, Houston, Texas 77046, Attention: President, with a copy to the General Counsel, or (b) to the Advisor at 11 Greenway Plaza, Suite 1919, Houston, Texas 77046, Attention: President, with a copy to the General Counsel.

         10. This Agreement contains the entire agreement between the parties hereto and supersedes all prior agreements, understandings and arrangements with respect to the subject matter hereof.

         11. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas.





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         IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the day and year first above written.


                                              A I M ADVISORS, INC.


Attest:  /s/ NANCY L. MARTIN                  By:/s/ ROBERT H. GRAHAM
         -----------------------                 ---------------------------
         [Assistant] Secretary                     Robert H. Graham
                                                   President

(SEAL)


                                              AIM FUND SERVICES, INC.


Attest:  /s/ NANCY L. MARTIN                  By:/s/ JOHN CALDWELL
         -----------------------                 ---------------------------
         [Assistant] Secretary                   John Caldwell
                                                 President

(SEAL)


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                                   APPENDIX A


AIM EQUITY FUNDS, INC.

         AIM Aggressive Growth Fund
         AIM Charter Fund (Retail Class)
         AIM Constellation Fund (Retail Class)
         AIM Weingarten Fund (Retail Class)

AIM FUNDS GROUP (All Classes)

         AIM Balanced Fund
         AIM Government Securities Fund
         AIM Growth Fund
         AIM High Yield Fund
         AIM Income Fund
         AIM Municipal Bond Fund
         AIM Money Market Fund
         AIM Utilities Fund
         AIM Value Fund

AIM INTERNATIONAL FUNDS, INC.

         AIM International Equity Fund

AIM INVESTMENT SECURITIES FUNDS

         AIM Adjustable Rate Government Fund
         Limited Maturity Treasury Portfolio (AIM Limited Maturity Treasury Shares)

AIM SUMMIT FUND, INC.

AIM TAX-EXEMPT FUNDS, INC.

         AIM Tax-Exempt Cash Fund
         AIM Tax-Exempt Bond Fund of Connecticut
         Intermediate Portfolio (AIM Tax-Free Intermediate Shares)





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